Exhibit 99.1

HSW International Closes Equity Financing from European Investors

ATLANTA, February 5, 2008 — HSW International, Inc. (Nasdaq: HSWI), a developer and operator of Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high-quality information, said today that it had closed on a previously reported equity financing of approximately $16.9 million with three institutional investors based in Europe.

Since October 2, 2007, HSW International has raised a total of approximately $39.4 million in equity financing from its U.S. and Europe-based investors and is using these proceeds to fund its operations in Brazil and China.

Details on the total value of today’s equity financing and the issuance of shares to HSW International’s U.S. and Europe-based institutional investors can be found in the Form 8K that the Company filled today with the SEC. This Form 8K can also be accessed on the “investors” section of HSW International’s website at www.hswinternational.com/sec.cfm.

About HSW International, Inc.

HSW International, Inc. (Nasdaq: HSWI) develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information. HSW International is headquartered in Atlanta and incorporated in Delaware. HSW International is the exclusive licensee for the translation and publication of certain content from HowStuffWorks, Inc. in China and Brazil.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “should”, and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International’s filings with the SEC, and include but are not limited to: the impact of the merger between HowStuffWorks, Inc. and Discovery Communications, LLC and amendments to certain HSW International agreements required thereby; challenges inherent in developing an online business in China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the Internet sector in China; general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; economic and industry conditions specific to China and Brazil, such as the state of the telecommunications and Internet infrastructure in China and Brazil and uncertainty regarding protection of intellectual property in China and Brazil; and restrictions on certain intellectual property under agreements with third parties. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Contacts

HSW International Investor Relations

telephone: +1 (404) 926-0660

email: ir@hswint.com

or

Brion Tingler

Gavin Anderson & Co.

telephone: +1 212 515 1941

email: btingler@gavinanderson.com